MIGENIX Inc. BC Research Complex 3650 Wesbrook Mall Vancouver, BC V6S 2L2 Canada
|NEWS RELEASE|

FOR IMMEDIATE RELEASE

MIGENIX to Present at

Several Upcoming Investor and Scientific Conferences

Vancouver, BC, CANADA & San Diego, CA, USA – May 2, 2006 – MIGENIX Inc. (TSX: MGI; OTC: MGIFF), a clinical-stage developer of drugs for infectious and degenerative diseases, will be presenting at several major investor and scientific conferences during May, 2006, including:

Investor Conferences

▪

BioFinance 2006 (May 3, 2006)

▪

Rodman & Renshaw 3rd Annual Global Healthcare Conference (May 16, 2006)

Scientific Conferences

▪

International Conference for Antiviral Research, “ICAR” (May 8, 2006)

▪

Digestive Disease Week, “DDW” (May 23rd , 2006)

INVESTOR CONFERENCES:

BioFinance 2006 (Toronto, May 3-4, 2006)

Bill Milligan, Senior Vice President of Corporate Development and Chief Business Officer, will make the corporate presentation on May 3rd. A copy of the presentation will be available on the Company’s web site at www.migenix.com the day of the presentation.

Rodman & Renshaw 3rd Annual Global Healthcare Conference (Monte Carlo, May 15-16)

Jim DeMesa, M.D., President & CEO will present on May 16th.  A webcast of the presentation will be available at http://wsw.com/webcast/rrshq8/mgi.cn/ and will also be posted on www.migenix.com the day of the presentation.

Highlights of the investor presentations include:

▪

A Phase III confirmatory study in progress for CPI-226, a first-in-class, anti-infective for preventing catheter-related infections, currently enrolling patients under a Special Protocol Assessment with the US FDA. The results of this Phase III trial are expected in the first half of calendar 2007, followed by regulatory submissions for marketing approval in the US and Europe.

▪

A Phase IIb study in progress for MX-3253, an oral α-glucosidase I inhibitor for the treatment of chronic hepatitis C virus (HCV) infections currently enrolling patients in combination with peginterferon alfa-2b; with and without ribavirin. The results of this Phase IIb are study expected in mid-calendar 2006.

SCIENTIFIC CONFERENCES:

In May, there will be six presentations on the Company’s hepatitis C programs at the following conferences:

ICAR 2006  (San Juan, Puerto Rico. May 7-11, 2006)

▪

MX-3253 (celgosivir): Antiviral activity of the α-glucosidase inhibitors celgosivir and castanospermine combined with NM-107 (polymerase inhibitor), amantadine (P7 inhibitor) and NB-DNJ (alpha-glucosidase inhibitor)

▪

MX-3253 (celgosivir): Celgosivir and castanospermine are highly synergistic against bovine viral diarrhea virus when combined with interferon alpha 2b or with interferon alpha 2b and ribavirin.

▪

Non-nucleoside. Identification of novel HCV inhibitors utilizing virtual screening.

MIGENIX Inc. – NEWS RELEASE – May 2, 2006                                                            Page 2 of 2

DDW 2006 (Los Angeles May 20-25, 2006)

MX-3253 (celgosivir) program:

▪

Results of a Phase II dose ranging study of orally administered celgosivir as monotherapy in chronic hepatitis C genotype-1 patients

.

▪

Celgosivir and castanospermine are highly synergistic against bovine viral diarrhea virus when combined with interferon alpha 2b or with interferon alpha 2b and ribavirin.

▪

Pharmacokinetics of celgosivir, a novel antiviral agent, following oral administration in rats: determination of the gastrointestinal first-pass effect.

Multiple presentations on celgosivir highlight the clinical potential of celgosivir as a combination therapy with other antivirals (including the current standard of care).  Also being presented is a method for identifying novel inhibitors using a combined computational/biological screening approach.  “These presentations emphasize MIGENIX’s expertise in the area of Hepatitis C virus drug development” said Jake Clement, CSO, MIGENIX Inc.  “These monotherapy and preclinical combination data further support the development of MX-3253 (celgosivir) as a combination drug against HCV, and underscore our commitment to bringing new agents forward for development against this important disease”.

About MIGENIX

MIGENIX is committed to advancing therapy, improving health, and enriching life by developing and commercializing drugs in the areas of infectious and degenerative diseases. The Company's clinical programs include drug candidates for the treatment of chronic hepatitis C infections (Phase II), the prevention of catheter-related infections (Phase III), the treatment of neurodegenerative diseases (Phase I) and the treatment of acne (Phase II). MIGENIX is headquartered in Vancouver, British Columbia, Canada with US operations in San Diego, California. Additional information can be found at www.migenix.com.

“Jim DeMesa”

James M. DeMesa, M.D.

President & CEO

CONTACTS

Art Ayres MIGENIX Inc. Tel: (604) 221-9666 Ext. 233 aayres@migenix.com	Dian Griesel, Ph.D. Investor Relations Group Tel: (212) 825-3210 Theproteam@aol.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.